                           LIUSKI INTERNATIONAL, INC.
                               6585 Crescent Drive
                             Norcross, Georgia 30071



DEAR FELLOW STOCKHOLDER:

          On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Liuski International, Inc. (the "Company") to be held on Friday, June 28, 1996, at 10:00 o'clock a.m. (Local Time) at the Atlanta Marriott North Central Hotel, 2000 Century Blvd. N.E., Atlanta, Georgia 30345. This year, you are being asked to elect Class 2 directors and ratify the appointment of independent auditors.

          For the reasons set forth in the accompanying Proxy Statement, your Board of Directors unanimously recommends that you vote for (i) Management's nominees for directors and (ii) the ratification of the appointment of BDO Seidman as the Company's independent auditors.

          In order to ensure that your shares are represented at the meeting, I urge you to promptly date, sign and mail the enclosed proxy using the enclosed addressed envelope, which needs no postage if mailed in the United States. Your proxy may be withdrawn or revoked by the person who executed it at any time prior to the Annual Meeting.

                                      Very truly yours,


                                      Hsing Yen Liu
                                      Chairman of the Board

Dated:  May 24, 1996

                           LIUSKI INTERNATIONAL, INC.
                               6585 Crescent Drive
                             Norcross, Georgia 30071

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 28, 1996



          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Liuski International, Inc. (the "Company") will be held on Friday, June 28, 1996, at 10:00 o'clock a.m. (Local Time) at the Atlanta Marriott North Central Hotel, 2000 Century Blvd., Atlanta, Georgia 30345 for the purpose of considering and voting upon the following proposals:

          1.   To elect Class 2 directors.

          2. To ratify the appointment of BDO Seidman as the Company's independent auditors for the calendar year ending December 31, 1996.

          3.   Such other business as may properly come before the meeting.

          The close of business on May 10, 1996, has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only stockholders of record on such date shall be entitled to notice of and to vote at the meeting.

          Please promptly date, sign and mail the enclosed proxy using the enclosed addressed envelope, which needs no postage if mailed within the United States.

                                     By Order of the Board of Directors



                                     Hsing Yen Liu
                                     Chairman of the Board

Dated:  May 24, 1996

                                 PROXY STATEMENT

                           LIUSKI INTERNATIONAL, INC.
                               6585 Crescent Drive
                             Norcross, Georgia 30071

                         ANNUAL MEETING OF STOCKHOLDERS



          This proxy statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Liuski International, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Friday, June 28, 1996, at 10:00 o'clock a.m. (Local Time) at the Atlanta Marriott North Central Hotel, 2000 Century Blvd., Atlanta, Georgia 30345, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about May 24, 1996.

Voting Rights and Votes Required

          The proxy may be revoked by the stockholder at any time prior to its use by the Company by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. Otherwise the proxy will be voted FOR the election of the nominees for Director and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

          At the close of business on May 10, 1996, 4,380,525 shares of the Company's common stock, $.01 par value ("Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. Only stockholders of record at the close of business on May 10, 1996 are entitled to notice of and to vote at the meeting.

          Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date shall constitute a quorum. Votes cast at the Annual Meeting will be tabulated by inspectors of election appointed by the Company. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard as to whether the proxy is marked as casting a vote or abstaining. Likewise, where the record holder has indicated on the proxy card or has otherwise notified the Company that it does not have power to vote shares represented by the proxy (a "broker non-vote"), the shares will be treated as present at the Annual Meeting for purposes of determining a quorum.

          In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote count and will have no effect. The required vote on the election of Directors will be the plurality of the votes cast.

          Other than with respect to the election of Directors, all other matters voted on at the Annual Meeting require an approval of the majority of the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes constituting a majority.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information as of April 30, 1996 pertaining to the beneficial ownership of the Company's common stock (the "Common Stock"), by (i) persons known to the Company to own 5% or more of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below and (iv) directors and executive officers of the Company as a group. Each such person has sole voting and investment powers with respect to his or her shares. This information has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.

                               Number of Shares             Percentage of
                               ----------------             -------------
Name of Beneficial Owner      Beneficially Owned         Outstanding Shares
- ------------------------      ------------------         ------------------

Morries Liu                      1,833,287(1)(2)(3)(4)          41.7%

Manuel C. Tan                       99,803(3)(4)                 2.3%

Shirley Lee                         69,168(3)(4)                 1.6%

Mark Rafuse                         22,668(4)                     .5%

Edwin Feinberg                      26,000(3)(4)                  .6%

Paul J. Konigsberg                  10,000(3)(4)                  .2%

Kenny Liu                            7,500(4)                     .2%

Eric Bashford                       28,500(3)(4)(5)               .6%

All directors and executive
officers as a group
(8 individuals)                  2,049,926(1)(2)(3)(4)(5)       45.5%
                                 ---------                     -----

- --------------------------

(1) Excludes an aggregate of 122,542 shares owned by Mr. Liu's three sisters and brother-in-law as follows: Ms. Tina Peng, 34,267 shares; Ms. Shing-Gyy Hu, 24,267 shares; and Ms. Li Shin Liu and Mr. Jin Yao Shen, 34,008 shares jointly.

(2) Includes 80,000 shares of Common Stock that are subject to options granted by Mr. Liu to current or prior employees of the Company on May 28, 1991, which are exercisable until January 2, 1997, at $5.25 per share. These include options granted to Ms. Peng, Ms. Hu and Ms. Lee to purchase 10,000 shares each and options granted to Mr. Tan and Mr. Feinberg to purchase 18,000 and 15,000 shares, respectively.

(3) Represents or includes shares subject to stock options referred to in footnote (2) and options granted by the Company as follows: Mr. M. Liu, 16,667; Mr. Tan, 39,001 shares; Mr. Feinberg, 11,000 shares; Ms. Lee, 20,667 shares; Mr. Rafuse, 12,668; Mr. K. Liu, 7,500 shares; Mr. Bashford, 7,500; and Mr. Konigsberg, 10,000 shares.

(4) Excludes shares of common stock that are subject to options which are not currently exercisable as follows: Mr. Liu, 33,333 shares; Mr. Tan, 39,999; Mr. Rafuse, 25,332; Ms. Lee, 19,330; Mr. Feinberg, 2,000; Mr. Bashford 7,500; Mr. Konigsberg, 5,000 shares; and Mr. K. Liu, 7,500.

(5) Represents shares subject to options referred to in footnote (3) and 8,500 shares of Common Stock that are subject to options granted to Mr. Bashford, as an officer of Reich & Co., Inc., in connection with the Company's initial public offering, which are exercisable until August 13, 1996, initially at $11.55 per share, subject to adjustment and 12,500 shares that are subject to options issued to Mr. Bashford, as an officer of Reich & Co. Inc., in connection with the Company's secondary public offering in 1993, which are exercisable until May 21, 1998, initially at $11.55 per share, subject to adjustment.




                              ELECTION OF DIRECTORS

                                  (Proposal 1)

          The Company has a classified Board of Directors that is currently comprised of seven directors. The directors are divided into three classes consisting of two directors in Classes 1 and 2, and three directors in Class 3. The terms of office of the directors expire as follows: Class 2, on the date of the 1996 annual meeting of stockholders; Class 3, on the date of the 1997 annual meeting of stockholders; and Class 1, on the date of the 1998 annual meeting of stockholders. The term of office of each director will expire on the date of the third annual meeting of stockholders following his or her election.

          The proxy will be voted as specified thereon and, in the absence of contrary instructions, will be voted for the re-election of Manuel C. Tan and Kenny Liu to serve as the Class 2 directors until the 1999 annual meeting of stockholders and until their respective successors shall have been elected and shall have qualified. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the person named in the proxy will vote for another person in accordance with his or her judgment. To be elected, a nominee must receive the affirmative vote of a plurality of the votes cast by the shares present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of the votes.

          Information with respect to the Class 2 nominees and the Class 1 and 2 directors is set forth below and is based upon the records of the company and information furnished to it by the nominees and such directors.

                            Other Positions with
                            the Company and                    Has served as a
Name                  Age   Principal Occupation               Director since
- ----                  ---   --------------------               ---------------


                         NOMINEES FOR A THREE-YEAR TERM

Manuel C. Tan         40    President and Chief Operating      June, 1991
                            Officer

Kenny Liu             42    Chief Executive Officer of         May, 1994
                            IGS, Inc.


                  INCUMBENT DIRECTORS - ONE-YEAR REMAINING TERM

Edwin J. Feinberg     64     Consultant                        June, 1991

Mark Rafuse           32     Senior Vice President -           June, 1996
                             Finance and Chief Financial
                             Officer

Eric R. Bashford      36     Senior Vice President and         June, 1994
                             Director of Corporate Finance
                             of RAS Securities


                  INCUMBENT DIRECTORS - TWO-YEAR REMAINING TERM

Hsing Yen Liu         47     Chairman of the Board of          June, 1991
                             Directors and Chief Executive
                             Officer

Paul J. Konigsberg    60     Partner of Konigsberg Wolf        November, 1991
                             & Co., P.C., an accounting
                             firm


                                    NOMINEES

          Manuel C. Tan has been with the Company and its predecessor since 1984 and was the Company's Executive Vice President, Chief Operating Officer, and Secretary from 1988 until April 1993, when he was elected President of the Company. Prior to joining the Company, he was the general manager for two years of a wholesale and retail lumber company located in the Philippines. He graduated from De Lasalle University, Philippines in 1979 with a B.A. degree in General Studies.

          Kenny Liu (who is not related to Morries Liu) has served as the President and Chief Executive Officer of IGS, Inc., a privately held multimedia company since March, 1994. Prior thereto Mr. K. Liu served as the Chief Executive Officer of Opti, Inc. from January 1989 to March 1994, served as its President from January 1989 to February 1993, and from February 1993 to July 1994 he served as the Chairman of the Board.

From September 1986 to January 1989, Mr. K. Liu was employed by Chips and Technologies, Inc., a chipset design company, serving most recently as a design manager. Mr. Liu became a director of the Company in June 1994. Mr. K. Liu holds a B.S. degree in Electrical Engineering from National Cheng-Kung University and a M.S. in Electrical Engineering from Ohio State University.


                                   INCUMBENTS

          Hsing Yen (Morries) Liu has been the Chairman of the Board of Directors and Chief Executive Officer of the Company and its predecessor since founding the predecessor in 1984. He also served as President from 1984 until the election of Mr. Tan as president in April 1993. Prior thereto, he worked for Northern Telecom, Inc. as a systems engineer for more than two years. He graduated from the Chinese Cultural University, Taiwan, in 1972 with a B.A. degree in Journalism.

          Paul J. Konigsberg has been a partner of Konigsberg Wolf & Co., P.C., an accounting firm, since 1972. Mr. Konigsberg received a B.B.A. degree in Business Administration in 1965 and a Master of Laws in taxation in 1968 from New York University. He has been a director of the Company since November 1991. In addition to the Company, Mr. Konigsberg is a member of the board of directors of Sandata, Inc.

          Edwin J. Feinberg was the Vice-President-Finance and Chief Financial Officer of the Company and its predecessor from 1988 to November 1994, since which time he has served as a consultant to the Company. Prior thereto, he was Controller and Chief Financial Officer of BWP Holding Corp., a distributor of automotive replacement parts, for more than three years. Mr. Feinberg has approximately 34 years of accounting experience, including three years as corporate controller, from 1974 to 1977, of Lafayette Radio Electronics Corp., which was then an American Stock Exchange listed company engaged in the wholesale and retail sale of consumer electronic products and components, and four years as corporate controller, between 1977 and 1981, of Diplomat Electronics Corp., which was then traded over-the-counter and engaged in the distribution of electronic components. Mr. Feinberg graduated from New York University (School of Commerce) in 1955 with a B.S. degree in Accounting.

          Mark Rafuse has been the Company's Senior Vice President--Finance and Chief Financial Officer since April 1996 having served as Vice-President--Finance and Chief Financial Officer of the Company since
February 1995. He was elected by the Board of Directors of the Company as a director in February 1996, to fill the vacancy created by the resignation of Mike Hong. Prior to joining the Company, from October 1993 to February 1994, he was the Vice President and Chief Financial Officer of BMH Wood Technology, Inc., a firm engaged in the engineering and manufacturing of materials handling equipment for the pulp and paper industry. Prior thereto, from August 1988 to October 1993, he was the Vice President and Controller of Pratt Industries
(USA), Inc., a company engaged in the paper and packaging business with thirteen hundred employees and over three hundred million dollars in assets. From June 1985 to August 1988, Mr. Rafuse was a senior auditor with Arthur Andersen & Co. Mr. Rafuse graduated from Loma Linda University in 1985 with a B.S. degree in business administration.

          Eric R. Bashford serves as Senior Vice President and Director of Corporate Finance at RAS Securities Corp. where he has been employed since January 1994. From July 1990 to January 1994 he was Senior Vice President of Reich & Co., Inc. (the underwriter of the Company's initial public offering in 1991 and secondary public offering in 1993). From February to July 1990, he was a Senior Vice President of Hopper Soliday & Co., Inc. From 1988 to January 1990, he was a Senior Vice President of J.T. Moran & Co., Inc. Mr. Bashford is a Chartered Financial Analyst. He received a B.A. in Economics and Management from Beloit College in 1981 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1988.

                                      * * *
Other Executive Officers

          Shirley Lee, who is 33 years old, has been with the Company since 1985 and was the Company's Senior Vice President--Sales and Marketing from April 1992 until April 1993, when she was elected Executive Vice President--Sales and Marketing. From 1985 to April 1992, she was the Company's Vice President--Sales and Marketing. Prior thereto, Ms. Lee graduated from the National Taiwan University in 1984 with a B.A. degree in Business Administration and took courses toward an M.B.A. at New York University.

          The following individuals, who are not executive officers or Directors of the Company, make significant contributions to the business of the Company.

          Tina Peng has served as Senior Vice-President of the Company's Magitronic Technology Division since April 1996. Prior thereto, from January 1992 to April 1996, she served as Vice-President of Product Management for Magitronic. From January 1990 to January 1992, she served as Vice-President of Purchasing for the Company's domestic operations. Ms. Peng, who has been with the Company since 1984, has also previously served as Vice-President of Purchasing for the Company's Taiwan Sales Division.

          Chuck Marsh has served as the Company's Senior Vice-President of Sales and Marketing since April 1996. From April 1995 to April 1996, he served the Company as Vice-President--Distribution-Product Management and Marketing. Prior to joining the Company, from May 1993 to April 1995, he served as Senior Executive Vice-President of Purchasing and Marketing for Southern Electronics Distributors, Inc. From June 1989 to May 1993, he served as Vice-President of Purchasing and Marketing for Southern Electronics Distributors, Inc.


                                      * * *

          In furtherance of the Company's compensation policy for independent members of the Board of Directors, Messrs. Bashford, K. Liu, and Konigsberg each receive an annual Director's fee of $12,000 and, with the exception of Mr. Feinberg who was granted stock options in his capacity as an employee of the Company, have been granted options to purchase 15,000 shares of the Company's Common Stock, at fair market value on the date of grant in consideration for their services as members of the Company's Board of Directors. 7,500 of these options were granted to each of these directors on his initial election to the Board of Directors (the "Initial Election Options") and options to purchase 7,500 shares of Common Stock were granted to each of them on April 17, 1995. All of these options are exercisable as to 331/3% of the shares on each of the first three anniversaries of the date of grant. All stock options granted by the Company which had exercise prices in excess of $4.75 per share were repriced by the Company to $4.75 per share, which was in excess of the fair market value of the Company's common stock on December 22, 1994, the date the repricing was effected. The purchase prices of Common Stock subject to the Initial Election Options granted to Messrs. Konigsberg, K. Liu and the options held by Mr. Feinberg were reduced accordingly. The Initial Election Options awarded to Mr. Bashford were not effected by the repricing since the purchase price for the Common Stock subject to his options is $4.625, the fair market value of the Company's Common Stock on the date the options were granted. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

Audit Committee and Meetings of the Board of Directors

          The Board of Directors has a standing Audit Committee comprised of Messrs. Konigsberg and K. Liu. The Audit Committee reviews the Company's internal controls and the objectivity of its financial reporting and the scope and results of the auditing engagement. The audit committee also reviews and approves relationships, transactions and credit terms with certain affiliates of the Company. It meets with appropriate Company financial personnel and independent public accountants in connection with these reviews. The auditors have access to such committee at any time. The Audit Committee held two meetings during 1995. Mr. K. Liu, who was overseas on business, was absent from one of these meetings. See "Certain Relationships and Related Transactions."

          The Board of Directors does not have a nominating or compensation committee. See "Executive Compensation: Compensation Report."

          During 1995, there were two meetings of the Board of Directors. Mr. K. Liu, who was overseas on business, was absent from one of these meetings.

                             EXECUTIVE COMPENSATION
                             ----------------------


          The table below discloses all cash compensation awarded to, earned by or paid to each executive officer of the Company who earned $100,000 or more for services rendered in all capacities to the Company during the fiscal year ended December 31, 1995. In addition it provides information with respect to the compensation of the named executive officers for 1994 and 1993.

                           Summary Compensation Table
                           --------------------------

                                                                     Long-Term
                                     Annual Compensation            Compensation
                         ----------------------------------------   ------------

Name and Principal                                   Other Annual
Position                 Year    Salary    Bonus(1)  Compensation     Options
- ------------------       ----    ------    --------  ------------     -------

Morries Liu              1995    $169,077   $  3,382       --           50,000
   Chairman of the       1994    $206,846   $  3,875       --             --
   Board of Directors,   1993    $161,838   $ 84,675       --             --
   and Chief Executive
   Officer

Manuel C. Tan            1995   $172,500   $  3,450       --           50,000
   President and Chief   1994   $155,260   $  3,105       --           29,000(2)
   Operating Officer     1993   $129,541   $ 27,237   $ 36,750(3)        --

Mike Hong(4)             1995   $129,375       --         --             --
   Senior Vice           1994   $131,837       --         --           19,000(2)
   President -           1993   $ 61,064       --         --             --
   Sales and Marketing


- ------------------------

(1) Includes the Company's contribution to its 401-K plan in the following amounts for 1995, 1994 and 1993, respectively: Mr.
     Liu, $3,382,  $3,875 and $2,675; and Mr. Tan, $3,450, $3,105
     and $2,237.

(2) Includes 8,000 and 10,000 stock options originally granted to Mr. Tan and Mr. Hong in 1992 and 1993, respectively, that were repriced in December 1994, with no change in their vesting or expiration dates. The new exercise price was $4.75 per share and the closing market price per share on the date the options were repriced was $4.625 per share.

(3) Consists of the dollar value of the difference between the fair market value and the purchase price of shares of common stock purchased on exercise of employee stock options. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values."

(4)  Mr. Hong joined the Company in July 1993 and resigned effective
     July 1995.

Employment Agreements

          Mr. Morries Liu has an employment agreement with the Company expiring August 1996 providing for an annual salary of $230,000. During 1995, Mr. Liu voluntarily reduced his compensation for the period of June through December. Pursuant to his employment agreement, Mr. Liu is entitled to such increases in salary as the Board of Directors may determine.


                       Options Grants in Last Fiscal Year
                       ----------------------------------

          The following table provides information on option grants in 1995 to the Company's named executive officers.


                         Percent of
                           Total
                          Options                         Potential Realized
                        Granted To                         Value at Assumed
                         Employees  Exercise                Annual Rates of
                Options in Fiscal    Price                     Stock Price
                Granted    Year    ($/Share) Expiration  Appreciation for Option
      Name      (#)(1)     (2)     ---------    Date               Term
      ----      ------- ----------           ----------
                                                              5%         10%
                                                         -----------------------

Morries Liu     50,000     9.4%    $4.75(3)   June 2001    $80,773   $183,246

Manuel C. Tan   50,000     9.4%    $4.75(3)   June 2001    $80,773   $183,246


- -------------------------------------

(1) The options become exercisable as to 331/3% of the shares on each of the first three anniversaries of the date of grant.

(2) In 1995, the Company granted options to purchase 534,100 shares to employees. Not included in these totals are options to purchase an aggregate 22,500 shares granted to outside directors of the Company who are not employees.

(3) The exercise price was equal to the market value of the Company's common stock on the date of grant and may be paid by delivery of already-owned shares.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values
                 -----------------------------------------------


          The following table provides information on the value of the Company's named executive officers' unexercised options at December 31, 1995.


                                    Number of Unexercised       Value of Unexercised
                                 Options at December 31, 1995  In-the-Money Options at
                                             (#)               December 31, 1995 ($)(1)
                                 ----------------------------  ------------------------

              Shares
            Acquired on   Value
    Name    Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
    ----    ----------- -------- ----------- ------------- ----------- -------------

Morries Liu     0          $0          0         50,000         $0          $0


Manuel C. Tan   0          $0       33,667       63,333         $0          $0



- --------------------------

(1) Fiscal year ended December 31, 1995. The last sale price of the Company's Common Stock on that day, as reported by NASDAQ-NMS, was $3.31.


                               Compensation Report

          It is the Board of Directors' responsibility to review compensation levels of members of management, evaluate the performance of management, consider management succession and other related matters and administer the Company's various incentive plans. The Board determines what it considers appropriate compensation based on the individual's performance and contribution, the financial status of the Company, competitive national compensation levels prevailing in the computer industry, competitive pressure for key personnel and Company objectives. In order to accommodate its rapid growth in sales, the Company has monitored its costs very carefully over the years, including the compensation paid to all of the Company's employees. As a consequence of this policy, the Board believes that salary of the Company's executive officers has been modest compared to executives employed by the Company's competitors.

                                 Incentive Plans

          1991 and 1994 Stock Option Plans: In 1991, the Company adopted its 1991 Stock Option Plan. As at December 31, 1994 options to purchase 318,475 shares of the Company's Common Stock had been granted and had been exercised or were outstanding out of the total number of options authorized under the plan of 450,000. In July 1994, the Board of Directors adopted the Company's 1994 Stock Option Plan. As at December 31, 1995 options to purchase 553,100 shares of the Company's Common Stock had been issued out of the total number of options authorized under the plan of 650,000. The purpose of the Company's stock option plans is to provide a means for the Company, by granting options to purchase Common Stock to employees, executive officers, and directors of the Company, to attract and retain persons of ability and motivate them to advance the interest of the Company. Stock options are awarded by the Board of Directors subject to the terms of the plans. The Board of Directors considers the contribution made to the Company's business and the amount of Company's stock option grants previously awarded to employees, including executive officers, when awarding new stock options. The Board of Directors may amend outstanding stock option and grant agreements, subject to plan limitations. Because the Company believes that the level of compensation paid to all employees is modest as compared to that paid by its competitors, grants of options to purchase the Company's Common Stock has been an important feature of the compensation program for all employees. The Board of Directors issued options to purchase an aggregate 556,600 shares of the Company's Common Stock under the Company's Stock Option Plans in 1995.

          With respect to compensation for officers including Mr. Liu, the Chief Executive Officer, the Board of Directors' policy is to review compensation proposals from management, which are based upon a performance evaluation measuring past performance as well as expected future contributions. Mr. Liu's compensation is based on his experience in the industry, his responsibilities as the Company's Chief Executive Officer and the dominant role he has played in the Company's growth.

          At the present time, the Company's officers receive compensation in the form of base salary and long-term incentive compensation through stock options, pursuant to the Company's stock options plans. In addition, the Company provides health insurance as long as the officer is actively employed. The officers, as well as substantially all full-time employees, are eligible to participate in the Company's Deferred Profit Sharing Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board believes the Company should increase executive compensation to levels more in-line with industry standards. In order to narrow the compensation gap, the Board has authorized increased cash compensation and has awarded incentive stock awards to certain of the Company's executive officers.

          Four current or past executive officers of the Company, Messrs. M. Liu, Tan, Feinberg and Rafuse, are Members of the Company's Board of Directors and have participated in deliberations concerning executive officer compensation but none of them voted on their individual compensation.

                          BOARD OF DIRECTORS

                          Morries Liu
                          Manuel C. Tan
                          Edwin J. Feinberg
                          Paul J. Konigsberg
                          Kenny Liu
                          Mark Rafuse
                          Eric Bashford

Stock Price Performance Graph

          The following graph presents a comparison of the cumulative total stockholder return on the Common Stock with the NASDAQ Stock Market (U.S.) Index and the average performance of a group consisting of the Company's peer corporations on a line-of-business basis. The peer corporations in the group are Arrow Electronics, Inc., Intelligence Electronics, Inc., Merisel, Inc., Southern Electronics Corporation and Tech Data Corp. This graph assumes that $100 was invested on August 13, 1991 (or such later date the applicable company registered its common stock under Section 12 of the Securities Exchange Act of
1934) in the Common Stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

[Original document contained performance graph expressed as table below.]


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF COMPANY, PEER GROUP AND BROAD MARKET


                               FISCAL YEAR ENDING

COMPANY               1991       1991     1992      1993     1994         1995
                      ----       ----     ----      ----     ----         ----

Liuski International  100       82.76    120.69    151.72    56.90        45.69
Inc.

Peer Group            100      151.07    182.34    314.55   171.54       155.87

Broad Market          100      108.23    109.29    131.09   137.64       178.53

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Taiwan Affiliates

          Since 1984, the Company has been purchasing products in the Far East through one or more trading companies substantially all of whose activities have been dedicated to providing purchasing services for the Company. The majority of the stock of the trading companies, Marie-Claude Co., Ltd. and Liuski International, Inc. (Taiwan) (collectively, the "Trading Affiliates" ) is owned by Mr. Liu's mother and the remainder is owned by certain members of Mr. Liu's immediate family. The Company has an agreement with each of the Trading Affiliates pursuant to which the Company may, but is not required to, purchase products from the Trading Affiliates, at a price of 2% above the amount of the manufacturer's charge to the Trading Affiliates plus reimbursement of out-of-pocket costs. Pursuant to the agreements, the Trading Affiliates handle a variety of purchasing logistics for the Company. The total purchases through the Trading Affiliates were approximately $72,190,000 during 1995, for which the Company paid contract consideration to the Trading Affiliates of approximately $1,444,000. The agreements with each of the Trading Affiliates expire on December 31 of each year with annual renewals. The Company's purchases of products from the Trading Affiliates are denominated in U.S. dollars.

          The Company has undertaken not to materially broaden the scope of its relationships with the Trading Affiliates. All relationships and transactions with the Trading Affiliates, including the approval of renewals and amendments to existing agreements, are subject to review and approval by the Company's Audit Committee, which consists of independent directors, with the assistance of the Company's independent auditors.


Computer Directions

          The Company sold microcomputer peripherals, components and accessories to Computer Directions, a chain of four retail stores located primarily in North Carolina, owned approximately 36.3% by Mr. M. Liu, 10.7% by Mr. Tan, 6.6% by Ms. Lee, 2.4% by Ms. Peng and 44.0% by unaffiliated individuals. Computer Directions has made no payments to Mr. M. Liu, Mr. Tan, Ms. Lee or Ms. Peng except to reimburse them for tax liabilities incurred by them as a result of Computer Directions' status as an S corporation for Federal income tax purposes. Computer Directors ceased operations as of April 30, 1994. At December 31, 1995, Computer Directions owed the Company approximately $135,798 or approximately .4% of the Company's total accounts receivable. The Company has security interests in Computer Directions assets and the amount realized will be applied toward the outstanding receivables. Mr. M. Liu has guaranteed $118,000 of Computer Directions outstanding receivables. The Company believes that Mr. M. Liu's guarantee provides sufficient allowances against any uncollected account receivable balance of Computer Directions.


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                  (Proposal 2)

          BDO Seidman, LLP have been the principal accountants of the Company during 1995 and have been selected as the Company's principal accountants for the current calendar year. A representative of BDO Seidman will be present at the Annual Meeting, with an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

If, prior to the next annual meeting of stockholders, such firm shall decline to act or otherwise becomes incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the next annual meeting will be subject to stockholder approval at such meeting.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

          Any stockholder desiring to submit a proposal for action at the next annual meeting of stockholders which the stockholder desires to be presented in the Company's Proxy Statement with respect to such meeting should submit such proposal to the Company at its principal place of business no later than January 23, 1997.


                                  OTHER MATTERS

          The Board of Directors did not know, within a reasonable time before the commencement of this solicitation, of any other business to be presented at the Annual Meeting, constituting a proper subject for action by the stockholders, other than as set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

          The proxies named in the enclosed form of proxy and their substitutes, if any, will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

          A list of stockholders of record of the Company as of May 10, 1996 will be available for inspection by stockholders prior to the Annual meeting during normal business hours at the offices of the Company at 6585 Crescent Drive, Norcross, Georgia 30071 and at the Annual Meeting.

          In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of the Company, or by any one or more of the foregoing means. The Company will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. All expenses in connection with such solicitation are to be paid by the Company.


          THE COMPANY'S 1995 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: LIUSKI INTERNATIONAL, INC., 6585 CRESCENT DRIVE, NORCROSS, GEORGIA 30071, ATTENTION:
SECRETARY.


                         By Order of the Board of Directors
                         Hsing Yen Liu
                         Chairman of the Board


Dated:  May 24, 1996

                           LIUSKI INTERNATIONAL, INC.
                                      PROXY

                         Annual Meeting of Stockholders
                                  June 28, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE PROPERLY MARKED AND EXECUTED BY THE UNDERSIGNED STOCKHOLDER, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

          The undersigned hereby appoints each of Hsing Yen Liu and Manuel C. Tan, each with full power to act without the other, and with full power of substitution, as the attorneys and proxies of the undersigned and hereby authorizes them to represent and vote all the shares of Common Stock of Liuski International, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders, to be held on Friday, June 28, 1996 at 10:00 a.m. local time, or at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below.

1.      ELECTION OF CLASS 2 DIRECTORS.

                      For all nominees below
                      (except as marked to the contrary below)              |_|

                      WITHHOLD AUTHORITY to vote for all nominees below     |_|

        NOMINEES:     Manuel C. Tan and Kenny Liu

        INSTRUCTION:  To withhold  authority  to vote for any  individual nominee, write that nominee's name in the space provided below.

2.   TO RATIFY SELECTION OF BDO SEIDMAN AS CERTIFIED  INDEPENDENT
     PUBLIC ACCOUNTANTS FOR THE 1996 CALENDAR YEAR.

               |_|  For            |_|  Against         |_|  Abstain

Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated: ------------------, 1996                    -----------------------------
                                                      Signature

                                                   -----------------------------
                                                      Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.